                                                                     EXHIBIT 2.4



                      AMENDED AND RESTATED PROMISSORY NOTE


$6,331,000.00                                                    October 1, 2002


This Note is an amendment to and restatement of that certain promissory note, dated February 14, 2002, made by the Borrower in the principal amount of $8,575,000.00 (the "ORIGINAL NOTE"). Effective as of the date hereof, this Amended and Restated Promissory Note shall be deemed to replace the Original
Note in its entirety. This Amended and Restated Promissory Note is not intended to be, nor shall it be construed as, a novation of the Original Note.


FOR VALUE RECEIVED, CRESCENT OPERATING, INC., a Delaware corporation (the "BORROWER"), promises to pay to the order of CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership (the "HOLDER"), the principal sum of SIX MILLION THREE HUNDRED THIRTY-ONE THOUSAND DOLLARS ($6,331,000.00) or if less, the aggregate unpaid principal amount of all advances made by the Holder to the Borrower from time to time under this Amended and Restated Note (the "Note"), together with interest thereon as set forth in this Note.

1.       Advances.

         (a) Advances under Original Note with Respect to Budget. The Holder agreed under the Original Note that, so long as no Event of Default (as defined in Section 6) had occurred and was continuing under the Original Note, and subject to Section
                  5.05 of the Settlement Agreement (as defined below), the Holder would make an advance to the Borrower for each month listed in the budget attached hereto as SCHEDULE A (the "BUDGET") in the amount specified as "NET CASH" for such month in the Budget; subject to reduction with respect to any particular month to the extent that the amounts advanced to the Borrower in prior months pursuant to this Section 1(a) exceeded the amount used to pay "Permitted Expenses" (as defined below) incurred by "Eligible Entities" (as defined below) in accordance with the Budget. As required under the Original Note, the advances made to the Borrower pursuant to this Section 1(a) were used by Borrower to pay Permitted Expenses, to the extent the Eligible Entities were unable to do so from their own resources (after all such resources had been applied to the payment of Permitted Expenses).

                  When used in this Note, "SETTLEMENT AGREEMENT" means the Settlement Agreement, dated as of February 14, 2002, entered into by and among the Holder, Crescent Real Estate Equities Company, the Borrower, Rosestar Management LLC, Canyon Ranch Leasing, L.L.C., Wine Country Hotel, LLC d/b/a Vintage Resorts, LLC, Rosestar Southwest, LLC and COI Hotel Group, Inc., as amended on the date hereof by that certain First Amendment to Settlement Agreement, and "BUSINESS DAY" shall have the meaning set forth in Section 1.01 of the Settlement Agreement.



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



                  "PERMITTED EXPENSES" are the reasonable and necessary documented out-of- pocket operating expenses of the types, and including the categories, of expenses set forth on SCHEDULE A to be incurred by the Eligible Entities, including expenses of the Transferors (as such term is defined in the Settlement Agreement) incurred in connection with the Settlement Agreement and the transactions contemplated thereby (including without limitation, the fees and expenses of attorneys, accountants and investment bankers), but do not include expenses attributed to, related to or incurred by Crescent Machinery Company, a Texas corporation, and its subsidiaries.

                  "ELIGIBLE ENTITIES" are the Borrower and its subsidiaries (other than Crescent Machinery Company, a Texas corporation, and its subsidiaries).

                  Borrower hereby agrees and acknowledges that, as of the date of this Note, (i) Holder has advanced the entire $3,200,000.00 to Borrower pursuant to this Section 1(a), (ii) Holder has no obligation to advance any additional amounts to Borrower pursuant to this Section 1(a), and (iii) Borrower has not repaid any portion of such amount or any interest accrued thereon. Borrower further agrees and acknowledges that interest shall continue to accrue on the $3,200,000 from and after the date of this Note, at the rate, and on the terms, specified in Sections 1(d) and 2 of this Note.

         (b) Advances under Original Note with Respect to Specific Expenditures. The Holder agreed, in the Original Note, that so long as no Event of Default (as defined in Section 6) had occurred and was continuing under the Original Note, the Holder would make advances to the Borrower, prior to February 13, 2003, and within three Business Days of Holder's receipt of Borrower's written request for an advance of funds for a "PERMITTED PURPOSE" set forth on SCHEDULE B; provided that with respect to any Permitted Purpose the maximum amount of funds that Holder was required to advance with respect to such Permitted Purpose was the maximum amount specified on SCHEDULE B with respect to that Permitted Purpose.

                  The Borrower hereby agrees and acknowledges that, as of the date of this Note, the Holder has advanced an aggregate of $431,000.00 to the Borrower pursuant to SCHEDULE B, which advances consist of the amounts set forth in the following table, with each advance being made for the Permitted Purpose set forth opposite such amount, and further agrees and acknowledges that the Borrower has repaid no portion of such amounts or any interest accrued thereon.

                           Amount                       Permitted Purpose
                  -------------------------  ----------------------------------------
                                $381,000.00  Litigation payments in Budget

                                $ 50,000.00  Delaware counsel fees for prior services

                  Total         $431,000.00

                  The Borrower agrees and acknowledges that interest shall continue to accrue on each of the foregoing amounts advanced for a Permitted Purpose (excluding interest thereon) from and after the date of this Note, at the rate, and on the terms, specified in Sections 1(d) and 2 of this Note.


                  The Borrower further agrees and acknowledges (i) that SCHEDULE B has been retained as an attachment to this Note solely for historical purposes in referencing the Original Note, (ii) that SCHEDULE B is of no further force or effect under this Note, and (iii) that, from and after the date of this Note, the Holder has no obligation to make any advances to the Borrower for any Permitted Purpose set forth in SCHEDULE B.

         (c) Advances with Respect to Specific Expenditures. So long as no Event of Default (as defined in Section 6) has occurred and is continuing under this Note, prior to the Maturity Date (as defined in Section 3) the Holder shall make advances to the Borrower within three Business Days of Holder's receipt of Borrower's written request for an advance of funds for a "RETAINED PERMITTED PURPOSE" set forth on SCHEDULE C; provided that, with respect to any Retained Permitted Purpose, the maximum amount of funds that Holder shall be required to advance with respect to such Retained Permitted Purpose shall be the maximum amount specified on SCHEDULE C with respect to that Retained Permitted Purpose.

                  Each request for an advance under this Section 1(c) shall specify (i) the Retained Permitted Purpose for which funds are being requested, (ii) the amount being requested and (iii) such other information as Holder may reasonably request to confirm that the funds are to be used for a Retained Permitted Purpose contemplated by Holder and Borrower, and also shall contain a representation and warranty of the Borrower that the aggregate amount of funds requested for such Retained Permitted Purpose (including the amount of the current request) does not exceed the maximum amount that the Borrower may request for such Retained Permitted Purpose as set forth in SCHEDULE C. The Borrower shall use advances made under this
                  Section 1(c) solely for the Retained Permitted Purpose for which such advance was requested.

                  In no event will the aggregate amount of advances made pursuant to this Section 1(c) exceed $2,700,000.00.

         (d) General Provisions Relating to Advances. Each advance made under this Note shall bear interest from the date made until paid as set forth in this Note.

                  Advances that have been repaid may not be reborrowed. The Holder shall be under no obligation to make any advance the proceeds of which would be used by Borrower to evaluate, threaten or commence or continue legal actions against Holder or any its affiliates.

         (e) Acknowledgment of Amounts Outstanding. Borrower hereby acknowledges and agrees that, as of the date of this Note, (i) the $3,200,000.00 principal amount outstanding as a result of the advances from the Holder pursuant to Section 1(a), plus
                  (ii) the $431,000.00 principal amount outstanding as a result of the advances from the Holder for the Permitted Purposes specified in the table set forth in Section 1(b), plus (iii) accrued interest from the date of each advance made to Borrower pursuant to Section 1(a) or 1(b), equals $3,674,821.86. For purposes hereof, all such amounts shall be deemed to have been made under this Note, except that interest thereon shall accrue from the date each such advance was originally made.

2. Interest Rate; Payment of Interest. Interest shall accrue and be payable on the unpaid principal balance of this Note at the rate of 2.75% per annum and shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). If the rate of interest provided in this Note would exceed the maximum legal rate of interest under applicable law for the indebtedness evidenced by this Note, then the rate of interest on this Note shall be automatically reduced, effective on and as of the date of this Note, to the highest rate of interest that would not exceed such maximum legal rate and any amounts paid in excess of such maximum shall be deemed to be voluntary prepayments of the principal of this Note (or refunded to Borrower to the extent the principal of this Note has been repaid in full).

         All interest on this Note shall be payable in full on the Maturity Date (as defined in Section 3).

3. Payment of Principal; Prepayment. Unless sooner paid in full, the entire unpaid principal balance of this Note, together with all outstanding and unpaid accrued interest, and any other amounts due hereunder, shall be due and payable on March 31, 2003 (the "MATURITY DATE"). Borrower may prepay this Note in whole or in part at any time without premium or penalty; any prepayment shall be applied first to the accrued and unpaid interest on the principal amount of this Note to be prepaid and then to the principal payable under this Note.

4. Payments Generally. All payments shall be made in U.S. dollars. Payments shall be made to the address of Holder specified pursuant to
         Section 12. Any payment of principal or interest hereunder that is not paid within five Business Days of the date on which it is due in accordance with the terms of this Note shall bear interest at a rate of 5.75% per annum until paid, and such interest shall be payable on demand. If any payments to be made by Borrower hereunder shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

5. Collection Costs. Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by Holder in enforcing this Note, including without limitation all such costs and expenses incurred by Holder in or relating to any bankruptcy or insolvency proceedings of Borrower and any attorney's fees, expenses and costs reasonably incurred in connection with any of the foregoing (collectively, "COLLECTION COSTS").

6. Default. The occurrence of any of the following events shall be an "EVENT OF DEFAULT":

         (a) default in the payment of any principal or interest on this Note when it becomes due and payable;

         (b) default by the Borrower with respect to any other obligation of the Borrower under this Note;

         (c) one or more judgments or orders for the payment of money in excess of $1,000,000, either individually or in the aggregate, shall be rendered against the Borrower and such judgment or order shall continue unsatisfied, unstayed and unbonded for a period of 30 days; provided, however, that a judgment or order fully covered by insurance, which coverage has not been disputed by the insurer, shall not be considered a default;

         (d) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Borrower a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days;

         (e) the institution by the Borrower of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or the making of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due;

         (f) the occurrence of any breach by Borrower, Rosestar Management LLC, Canyon Ranch Leasing, L.L.C., Wine Country Hotel, LLC d/b/a Vintage Resorts, LLC, Rosestar Southwest, LLC or COI Hotel Group, Inc. under the Settlement Agreement (or any agreement contemplated by the Settlement Agreement); or

         (g) any representation or warranty made by the Borrower, Rosestar Management LLC, Canyon Ranch Leasing, L.L.C., Wine Country Hotel, LLC d/b/a Vintage Resorts, LLC, Rosestar Southwest, LLC or COI Hotel Group, Inc. in the Settlement Agreement (or any agreement contemplated by the Settlement Agreement or any certificate or other document delivered pursuant to or in connection with the Settlement Agreement or any such other agreement) shall have been incorrect when made in any material respect; or

         (h) any default by Borrower with respect to any obligation of Borrower under (i) that certain Secured Promissory Note, in the original principal amount of up to $2,900,000.00, dated October 1, 2002 (the "SECURED NOTE"), or (ii) the related Security Agreement (the "SECURITY AGREEMENT") between Borrower and Holder, in each case if such default is not cured within the applicable cure period, if any, applicable to such default.

7. Acceleration. Upon the occurrence of an Event of Default (other than pursuant to clause (d) or (e) of Section 6), the unpaid principal balance of this Note together with all accrued and unpaid interest and all other amounts payable under this Note shall, at the option of Holder, become immediately due and payable. Upon the occurrence of an Event of Default pursuant to clause (d) or (e) of Section 6, the unpaid principal balance of this Note together with all accrued and unpaid interest and all other amounts payable under this Note shall become immediately due and payable without any demand or other action on the part of the Holder; provided that, upon approval in a bankruptcy proceeding instituted by the Borrower and issuance of an order of the bankruptcy court reasonably acceptable to Holder, Holder shall be obligated to advance funds to the Borrower on the terms set forth in this Note as though the related Event of Default had not occurred.

8. Certain Waivers. Borrower waives presentment, notice of dishonor, protest and notice of protest, demand and notice of nonpayment of this Note.

9. Preservation of Holder Rights; Modifications. No failure on the part of Holder to exercise any right or remedy hereunder, whether before or after the occurrence of a default or Event of Default, shall constitute a waiver thereof, and no waiver of any past Event of Default shall constitute a waiver of any future default or Event of Default or of any other default or Event of Default. No failure to accelerate the indebtedness evidenced hereby by reason of any Event of Default hereunder, or indulgence granted from time to time, shall be construed to be a waiver of the right to insist upon prompt payment or as a waiver of any other right, or be construed so as to preclude the exercise of any right that Holder may have under applicable law, this Note, any other agreement or otherwise; and Borrower hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing. This Note may not be changed or any provision hereof waived or modified orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS

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         (EXCLUDING THE CHOICE OF LAW PROVISIONS THEREOF THAT WOULD PROVIDE FOR
         THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

11.      VENUE; JURISDICTION; JURY TRIAL WAIVER. THE HOLDER AND THE BORROWER
         HEREBY:

         (a) CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN TEXAS;

         (b) AGREE THAT THE EXCLUSIVE VENUE OF ANY PROCEEDING RESPECTING THIS NOTE, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE, AND ANY DISPUTE BETWEEN THE HOLDER, ON THE ONE HAND, AND THE BORROWER, ON THE OTHER, SHALL BE A COURT OF COMPETENT JURISDICTION LOCATED IN TARRANT COUNTY, TEXAS; PROVIDED THAT IF NO COURT IN TARRANT COUNTY, TEXAS, WILL ACCEPT JURISDICTION OF ANY SUCH PROCEEDING, THE PARTY INITIATING THE PROCEEDING SHALL HAVE THE RIGHT TO RE-INSTITUTE SUCH PROCEEDING IN ANY OTHER STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF TEXAS; AND

         (c) IRREVOCABLY WAIVE THEIR RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS NOTE AND AGREE THAT THE FOREGOING WAIVER OF TRIAL BY JURY IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE HOLDER AND THE BORROWER AND THE BORROWER ACKNOWLEDGES THAT NEITHER THE HOLDER NOR ANY PERSON ACTING ON BEHALF OF THE HOLDER HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT, AND THE HOLDER AND THE BORROWER FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE NEGOTIATION AND EXECUTION OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED BY THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL, AND THE HOLDER AND THE BORROWER FURTHER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATION OF THIS PROVISION.

12. Notices. Any notice or demand required or permitted by or in connection with this Note shall be in writing and shall be made as provided in
         Section 10.01 of the Settlement Agreement.

13. Severability. In case any provision (or any part of any provision) contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein but only to the extent such provision (or part thereof) is invalid, illegal or unenforceable.

14. Successors and Assigns. This Note shall be binding on the parties hereto and their respective successors and assigns; provided that no assignment of this Note may be made without the consent of the other party hereto.

15. Section Headings; Interpretation. The section and subsection headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Note. The parties hereto are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof. As a consequence, the parties agree that any presumptions relating to the interpretation of contracts against the drafter of any particular clause should not be applied in this case and therefore waive its effects.

16. Entire Agreement. This Note, the Secured Note, the Security Agreement, and the Settlement Agreement, together with the other agreements contemplated thereby, shall constitute the complete agreement of the parties hereto with respect to the subject matters referred to herein and supersede all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every kind or nature whatsoever with respect thereto, all of which have become merged and finally integrated into this Note and such agreements. Each of the parties understands that in the event of any subsequent litigation, controversy or dispute concerning any terms, conditions or provisions of this Note, no party shall be permitted to offer or introduce any oral evidence concerning any other oral promises or oral agreements between the parties relating to the subject matter of this Note not included or referred to herein and not reflected by a writing.


                IN WITNESS WHEREOF, and intending to be legally bound hereby, Borrower executes this Note under seal as of the date first written above.


                                      CRESCENT OPERATING, INC.



                                      By: /s/ JEFFREY L. STEVENS
                                         ---------------------------------------
                                         Name: Jeffrey L. Stevens
                                         Title: President

Holder executes this Note solely for the purpose of acknowledging Sections 10, 11 and 12 hereof.

                                          CRESCENT REAL ESTATE EQUITIES LIMITED
                                          PARTNERSHIP


                                          By Crescent Real Estate Equities Ltd.,
                                          its general partner




                                          By: /s/ DAVID DEAN
                                             -----------------------------------
                                             Name: David Dean
                                             Title: Executive Vice President,
                                                    Law and Administration